Exhibit 10.19

FIFTH LEASE MODIFICATION AGREEMENT

THIS LEASE, ("Lease Modification Agreement") made and entered into this 11 day of  January  2013 by and between 1250 PP Master Lessee, LLC herein called "Landlord," and TRANSNETYX, INC., herein called "Tenant."

WHEREAS, LANDLORD and TENANT entered into a Lease Agreement dated January 2002, Lease Modification Agreement dated November 16, 2004, Second Lease Modification Agreement dated December 20, 2005, Third Lease Modification Agreement dated April 20, 2011, and Fourth Lease Modification Agreement dated May 16, 2012, hereinafter referred to as the "Lease" and both parties now desire to amend said Lease.

In consideration of concessions made by the Landlord, and for the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Lease shall be, and is hereby amended as follows:

1.
Tenant's space will be expanded to include the space more commonly known as 8110 Cordova Road; Suite 117, located in the Parkway Place Office Development, containing approximately 2,928 square feet. Tenant will accept possession of the space in an "as is" condition on the date both parties execute this 5th Lease Modification Agreement.

2.	The term of this 5th Lease Modification Agreement shall commence upon Substantial Completion of Tenant Improvements but not to exceed sixty (60) days following execution of the lease amendment and shall terminate March 31, 2016. Base Rent shall be as follows:

	Monthly	Annually
Months 1-2:	$0
Months 3-expiration:	$2,440.00	$29,280.00

Tenant shall be responsible for its pro rata share of operating expenses on a monthly basis beginning at commencement of the 5th Lease Modification Agreement.

3.
Tenant shall be given possession of the demised premises immediately upon execution of this Fifth Lease Modification Agreement for the purpose of making certain Tenant Improvements for the benefit of Tenant's occupancy. Landlord has been submitted a preliminary floor plan (Exhibit "A") which is hereby approved subject to the improvements being constructed substantially in conformance with said plan. All costs associated with the construction of said improvements shall be at the sole expense of the Tenant and Tenant agrees to hold Landlord harmless from any and all liability specific the improvement project including but not limited to personal injury, contractor's liens, and property damage. Tenant shall be responsible for utility service and payment thereof beginning on the date of possession. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord's property management company and Landlord's asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building's Structure and the Building's Systems). All such work which may affect the Building's Structure or the Building's Systems must be approved by Marc Denton as the Building's architect of record, at Tenant's expense and, at Landlord's election, must be performed by Grinder Taber Grinder . All work affecting the roof of the Building must be performed by Jolly Roofing as the Landlord's roofing contractor, and no such work will be permitted if it would void or reduce the warranty on the roof.

4.
Landlord agrees that Commercial Advisors, LLC represents the Tenant and will be paid by Landlord a four percent (4%) cash out commission calculated on the base rent of the initial term. Commercial Advisors, LLC will also receive a commission on any renewals provided they are the broker of record at the time of said renewal.

5.	Except as modified herein, the Lease is hereby affirmed and ratified.

6.
This 5th Lease Modification Agreement and the Lease reflect the parties' entire agreement This Lease Modification Agreement may not be altered or modified in any way except ill writing signed by the parties hereto.

IN TESTIMONY WHEREOF, Landlord and Tenant have executed the 5th Lease Modification Agreement to the Lease Agreement as the day and year first above written.

LANDLORD:
1250 PP Master Lessee, LLC

BY	/s/ Larry Lanzrath	DATE	1/15/2013
ITS	Chief Manager

TENANT: TRANSNETYX, INC.

BY	/s/ Michael C. Gahan	DATE	1/11/2013
ITS	VP of Operations